Cancer Genetics Closes $2.625 million Convertible Note Financing

RUTHERFORD, N.J., July 18, 2018 – Cancer Genetics, Inc. (Nasdaq: CGIX), a leader in enabling precision medicine for oncology through molecular markers and diagnostics, today announced the closing of a $2.625 million convertible note financing with a single institutional investor.

John A. Roberts, Chief Executive Officer of Cancer Genetics, commented, “This capital raise helps the Company continue to execute on our strategy of consolidating operations and expanding our biopharma business. We plan to utilize this capital to assist with funding our 2018 transformation and strategic plan to streamline our business and execute against a path to profitability with an emphasis on becoming a leader in oncology-focused testing, genomic services and biomarker insight capabilities.”

The Note is convertible at any time at a fixed price of $0.80 per share and accrues interest at the rate of 10% per annum. The Note matures in eighteen months, and the holder has certain redemption rights beginning six months after closing. There was no placement agent in connection with the financing.

As announced previously, the Company has engaged Raymond James & Associates, Inc. as a financial advisor. Raymond James, along with Cancer Genetics, is in discussions with multiple parties to execute on options for the Company’s strategic direction. These discussions may include raising additional capital, acquiring complementary assets or companies, the sale of the Company and other strategic transactions or partnerships.

For more information, please visit or follow CGI at:

Internet: www.cancergenetics.com

Twitter: @Cancer_Genetics

Facebook: www.facebook.com/CancerGenetics

Forward Looking Statements:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to possible future transactions, future financial and/or operating results, future growth in revenues, margins, research, technology, clinical development and potential opportunities for Cancer Genetics, Inc. tests and services, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements.

Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the attempt to negotiate third party agreements, development and/or commercialization of potential products, risks of cancellation of customer contracts or bookings or discontinuance of trials, risks that anticipated benefits from acquisitions will not be realized, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, maintenance of intellectual property rights, uncertainty of collections from Medicare and third party payors for novel tests and services and other risks discussed in the Cancer Genetics, Inc. Form 10-K for the year ended December 31, 2017 along with other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contacts:

Lee Roth / Carol Ruth

The Ruth Group

Tel: 646-536-7012 / 7004

Email: lroth@theruthgroup.com / cruth@theruthgroup.com

Media Contact:

Kirsten Thomas

The Ruth Group

Tel: 508-280-6592

Email: kthomas@theruthgroup.com